Exhibit 10.41

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT made as of the 30th day of November, 2012.

In order to induce 271 FRONT INC. (the “Landlord”) to enter into the lease dated as of the date hereof (as the same may be hereafter amended and restated, extended, renewed, amended, restated, supplemented, replaced and/or Transferred from time to time, collectively, the “Lease”) between the Landlord, as lessor, and EQUINIX CANADA LTD. (the “Tenant”) as lessee and for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, EQUINIX, INC. (the “Indemnifier”) hereby covenants and agrees as follows with and in favour of the Landlord (unless otherwise defined herein, capitalised terms used herein shall have the same meanings as attributed to them in the Lease):

1.	The Indemnifier hereby covenants and agrees with and in favour of the Landlord that at all times, the Indemnifier will without any set-off, reduction, abatement or deduction whatsoever: (i) make the due and punctual payment of all Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease by the Tenant whether to the Landlord or otherwise; (ii) effect the prompt and complete performance and observance of each and every one of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained in the Lease on the part of the Tenant to be kept, fulfilled, observed and performed from time to time (collectively, the “Covenants”); and (iii) indemnify and save harmless the Landlord and keep the Landlord indemnified against all costs, losses, damages, claims, expenses and liabilities of whatever kind (including legal fees and expenses on a full indemnity basis) arising out of or relating to any failure by the Tenant and/or the Indemnifier to pay all Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease in a timely manner and/or resulting from any failure by the Tenant to keep, observe, fulfill or perform any of the Covenants in a timely and complete manner and/or resulting from any failure by the Indemnifier to keep, observe, fulfill or perform any of each and every one of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants or obligations hereunder to be kept, fulfilled, observed and performed from time to time.

2.

The Indemnifier’s covenants and agreements set out herein will not be affected by: (a) the Lease being Disclaimed and/or otherwise deemed unenforceable; (b) by any other event or occurrence which would have the effect at law or equity of terminating or reducing any of the Covenants prior to the expiration of the full Term and any extensions or renewals thereof and/or overholding of all or part of the Property (save and except for a termination of the Lease by the Tenant in accordance with Sections 9.1.3 or 9.1.6.3 or Exhibit E-3 of the Lease); (c) the enforcement of the Landlord’s rights and remedies pursuant to the Lease, at law or equity, whether pursuant to court proceedings or otherwise; and/or (d) the surrender of the Lease to which the Landlord has not provided its prior written consent in the Landlord’s sole, absolute and unfettered discretion and/or which is expressly permitted pursuant to Sections 9.1.3 and 9.1.6.3 or Exhibit E-3 of the Lease (all of which items (a), (b), (c) and (d) above are referred to collectively and individually in this Indemnity Agreement as an “Unexpected Termination”), and the occurrence of any such Unexpected Termination shall not reduce the period of time in which the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations hereunder apply, which period of time includes, for greater certainty, that part of the Term and any exercised extensions or renewals thereof and/or overholding of all or part of the Property which would have followed had the Unexpected Termination not occurred.

3.	Each of this Indemnity Agreement, the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations and the rights and remedies of the Landlord hereunder are absolute and unconditional and none of the foregoing shall be prejudiced, waived, released, discharged, mitigated, impaired or affected by: (a) any waiver by or failure of the Landlord to enforce any of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and/or obligations contained herein and/or the Covenants; (b) any Transfer of the Lease and/or the Property in whole or in part by the Tenant, a Transferee or by any secured creditor, trustee, receiver, manager, receiver and manager, interim receiver, coordinator, liquidator, monitor or any other entity or by operation of law or otherwise; (c) any consent which the Landlord gives to any such Transfer; (d) the disaffirmance, disclaimer, resiliation, repudiation, disavowal, rejection, termination (save and except for a termination of the Lease by the Tenant in accordance with Sections 9.1.3 or 9.1.6.3 or Exhibit E-3 of the Lease), cancellation and/or unenforceability of the Lease by the Tenant or any Transferee, or by any secured creditor, trustee, receiver, manager, receiver and manager, interim receiver, coordinator, liquidator or monitor of the Tenant or of any Transferee or by operation of law or otherwise by law or equity; (e) the expiration of the Term with respect to those terms and provisions of the Lease that survive such expiration of the Term; (f) any extension of time, waivers, indulgences, neglect, delay, forbearance or modifications which the Landlord extends to or makes with the Tenant or any other entity in respect of the performance of any of the Covenants by the Tenant or any other entity; (g) any amendment, supplement, extension, renewal, amendment and restatement, restatement, replacement and/or Transfer from time to time with or without the Indemnifier’s knowledge or consent; (h) any Unexpected Termination; (i) any overholding by of all or part of the Property; and/or (j) any release or reduction in the Covenants of the Tenant or any other entity.

4.	The Indemnifier hereby expressly waives notice of the acceptance of this Indemnity Agreement and all notice of non-performance, non-payment or non-observance on the part of the Tenant of the Covenants. Without prejudicing the foregoing, any notice which the Landlord elects to give to the Indemnifier shall be sufficiently given if delivered to the Indemnifier in accordance with the Lease. Upon a minimum of ten (10) Business Days prior notice in writing, the Indemnifier may designate a substitute address in Canada or telecopy number or e-mail address for that set forth in the Lease and thereafter notice shall be directed to such substitute address, telecopy number or e–mail address.

5.

If an Event of Default occurs, the Indemnifier waives all rights (if any) to require that the Landlord: (a) proceed against the Tenant or any other entities or pursue any rights or remedies against the Tenant or any other entity; (b) proceed against or exhaust any security or other recourse of or against the Tenant or any other entity (including any other person having, in any manner, guaranteed and/or assumed the Covenants or granted an indemnity in connection therewith); and/or (c) pursue any other right or remedy whatsoever in the Landlord’s power. The Landlord has the right to enforce this Indemnity Agreement regardless of the acceptance of additional security from the Tenant or other entities and regardless of any release or discharge of the Tenant or the other entities by the Landlord or by others or by operation of any law.

6.	Even though the Landlord may have already taken action against the Indemnifier under this Indemnity Agreement, whether or not that action has succeeded or been completed, the Landlord may take further action against the Indemnifier under this Indemnity Agreement as the Landlord deems necessary from time to time.

7.	Without limiting the generality of the foregoing, the liability of the Indemnifier under this Indemnity Agreement is not and shall not be deemed to have been waived, released, discharged, reduced, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceedings or any Unexpected Termination and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Term as if an Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings had not occurred, and in furtherance hereof, the Indemnifier agrees, upon any such Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings, that the Indemnifier shall, at the option of the Landlord, in the Landlord’s sole, absolute and unfettered discretion, exercisable at any time after such Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings, lease the entire Property from the Landlord for the balance of the Term as if the Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings had not occurred upon the same terms and conditions as are contained in the Lease, applied mutatis mutandis, provided that the Indemnifier shall: (a) accept the Property in an “as is where is” condition without any representations or warranties or requirement of the Landlord to perform work (except for the Landlord’s Work and the Landlord’s Extraordinary Repair Obligations to the same extent as expressly set forth in the Lease); and (b) not be entitled to any inducements, allowances or Rent free periods or reductions of any kind (except as expressly set forth in the Lease). However, the liability of the Indemnifier shall not be affected by any failure of the Landlord to exercise this option, nor by any repossession and/or reletting of the Property in whole or in part by the Landlord.

8.	The Indemnifier hereby represents and warrants in favour of the Landlord that:

(a)	the Indemnifier has full power and authority to enter into this Indemnity Agreement and to perform the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained herein; and

(b)	this Indemnity Agreement is valid and binding upon the Indemnifier and enforceable against the Indemnifier in accordance with its terms.

9.

The Indemnifier covenants and agrees that all of its right, title and interest in and under any loans, notes, debts and other liabilities or obligations whatsoever owed by the Tenant to it, whether in existence or hereafter created or incurred, for whatever amount, and any and all security therefor shall be now and hereafter at all times during the continuance of an Event of Default fully subordinated and postponed to the Landlord’s rights and remedies hereunder and pursuant to the Lease. The Indemnifier shall not ask, demand or sue for, or take or receive payment of, or realize upon, all or any part of such loans, notes, debts or any other liabilities or obligations whatsoever or any security therefor during the continuance of an Event of Default until and unless all of the Covenants are fully paid, performed and satisfied.

10.	From and after the date hereof and throughout the Term as extended and/or renewed from time to time and/or if an Unexpected Termination occurs and/or if the Tenant overholds or is otherwise in occupancy or possession of the Property, the Indemnifier will not either directly or indirectly: (a) liquidate or dissolve or sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the its assets whether owned or hereafter acquired; and/or (b) permit the sale, sale and leaseback, assignment, encumbrance, conveyance, transfer, issuance or other disposition or dealings (individually or in the aggregate) of all or substantially all of its assets whether now owned or hereinafter owned or acquired by it at any time, unless in each and every case, the entity which then holds all or substantially all of the Indemnifier’s assets concurrently executes and delivers a new indemnity agreement on the same terms and conditions as contained herein in favour of the Landlord.

11.	The terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations of the Indemnifier under of this Indemnity Agreement are separate and independent the one of the other, and shall give rise to separate and independent rights and remedies and causes of action against the Indemnifier in the event of any breach by the Indemnifier of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and/or obligations contained hereunder.

12.	No action or proceedings brought or instituted under this Indemnity Agreement and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity Agreement by reason of any further default hereunder or in the performance and observance of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained herein and/or the Covenants.

13.	No amendment or modification of this Indemnity Agreement shall be effective unless the same is in writing and is executed by the Indemnifier and by the Landlord.

14.	Words used in this Indemnity Agreement importing the singular shall include the plural and vice versa; words importing the masculine gender shall include the feminine gender and vice versa and words importing the neuter gender shall include individuals, firms and corporations.

15.	If all or part of this Indemnity Agreement or the application thereof to any entity or in any circumstance is to any extent held or rendered invalid, unenforceable or illegal, that part:

(a)	is independent of the remainder of this Indemnity Agreement and is severable from it, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Indemnity Agreement; and

(b)	continues to be applicable to and enforceable to the fullest extent permitted by law against any entity and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

16.	The Indemnifier acknowledges that it has read, examined, understood and approved all the provisions of the Lease and that a copy thereof has been remitted to the Indemnifier and the Indemnifier further acknowledges having obtained all information useful or necessary to take an enlightened decision to execute this Indemnity Agreement. The Indemnifier confirms that it was advised to obtain independent legal advice by the Landlord prior to executing this Indemnity Agreement and the Indemnifier confirms that it has received said independent legal advice.

17.	This Indemnity Agreement has been freely negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Indemnity Agreement. The execution of this Indemnity Agreement constitutes and is deemed to constitute full and final proof of the foregoing.

18.	This Indemnity Agreement is the sole agreement between the Landlord and the Indemnifier relating to the indemnity and there are no other written or oral agreements or representations or warranties relating thereto.

19.	Time is of the essence of this Indemnity Agreement and the mere lapse of time in the performance by the Indemnifier or any of its obligations under this Indemnity Agreement shall constitute the Indemnifier in default.

20.	This Indemnity Agreement shall be construed in accordance with the laws of the Province of Ontario and the Indemnifier hereby irrevocably attorns and submits to the exclusive jurisdiction of the Courts of the Province of Ontario situated in the City of Toronto in any action or proceeding whatsoever by the Landlord to enforce its rights and/or remedies hereunder and/or with respect to the Lease and the Indemnifier waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

21.	The Indemnifier shall be bound by any account settled by the Landlord and the Tenant.

22.	This Indemnity Agreement constitutes a separate agreement from the Lease between the Landlord and the Indemnifier for due consideration and under seal.

23.

Whenever any reference is made herein to the Lease or the obligations of the Tenant thereunder, such reference shall be deemed to include all written amendments and modifications to the Lease and any written change of or written increase in the Tenant’s obligations thereunder, including, without limitation, those which result from the exercise by the Tenant of any option to lease additional premises or the exercise by the Tenant of any right to extend or renew the Term as provided therein and/or the overholding of the Property in whole or in part, any and all agreements and instruments executed by the Tenant concurrently with the Lease or pursuant thereto and/or which relate to the Property from time to time, and shall be deemed to include the Tenant’s obligations under such agreements and instruments, including, without limitation, any agreement with respect to the work to be performed by the Tenant or on its behalf with respect to the Landlord’s Work and/or the Tenant’s Work and/or any Alterations from time to time, any parking agreement, any agreement with respect to storage facilities and/or easements from time to time.

24.	The Indemnifier agrees to forthwith do, make, execute and deliver all such further documents, agreements, assurance, acts, matters and things and take such further action as may be reasonably required by the Landlord from time to time in order to more effectively carry out the true intent of this Indemnity Agreement from time to time. Without limiting the foregoing, the Indemnifier shall forthwith upon demand execute and deliver all documentation required of the Tenant in connection with this Indemnity Agreement and/or the Lease, from time to time, provided that, the failure of the Landlord to require the Indemnifier to execute said documentation and/or the Indemnifier’s failure to do so shall not reduce the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants or obligations hereunder.

25.	All of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained in this Indemnity Agreement extend to and are binding upon each of the Indemnifier, its administrators, liquidators, trustees, successors and assigns, and enure to the benefit of and may be enforced by each of the Landlord and its successors and assigns. Without limiting the generality of the foregoing, the Landlord may assign the benefit of this Indemnity Agreement together with its interest in the Lease to any entity, in whole or in part, without notice to the Indemnifier or other formality. Any assignment by the Landlord of any of its interest in the Lease shall operate automatically as an assignment to the assignee of the benefit of this Indemnity Agreement to the same extent to the same assignee, without notice to the Indemnifier or other formality.

26.	This Indemnity Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date set forth above. The signature of any of the parties may also be evidenced by a facsimile, email and/or PDF copy of this Indemnity Agreement bearing such signature.

IN WITNESS WHEREOF the Indemnifier has signed and sealed this Indemnity Agreement as of the date first above written.

EQUINIX, INC.

Per:	/s/ Howard B. Horowitz
	Name:	Howard B. Horowitz
	Title:	Senior Vice President
c/s
I have authority to bind the corporation